Exhibit 10.13

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), is entered into as of April 12, 2016, by and between Harbortouch Payments, LLC, (the “Company”), and Jared Isaacman (“Executive”).

WHEREAS, Searchlight II GWN, L.P. (“Purchaser”), Searchlight II GWN Merger Sub, LLC, the Company, and the members of the Company as Sellers have entered into a Membership Interest Purchase Agreement and Agreement and Plan of Merger (the “Purchase Agreement”), of even date herewith, pursuant to which Purchaser will acquire certain membership interests in the Company;

WHEREAS, the Company and its subsidiaries are in the business of providing and selling a range of point of sale (POS) systems, payment processing equipment, software and services that facilitate the exchange of goods and services provided by merchants, vendors, service providers and other third parties across all industries and geographic regions for payments made by credit, debit, prepaid, electronic gift and loyalty cards and providing tools, training and financial services for channel partners such as independent sales organization and value added resellers to facilitate the distribution of the aforementioned products (the “Business”);

WHEREAS, Executive and the Company previously entered into the Amended and Restated Executive Employment Agreement dated as of March 28, 2014 (the “Prior Agreement”);

WHEREAS, in connection with, and as a condition to the execution of, the Purchase Agreement, Executive has agreed to amend and restate the Prior Agreement;

WHEREAS, the Company desires to employ Executive as Chief Executive Officer of the Company on the terms and conditions set forth in this Agreement; and

WHEREAS, Executive is willing to continue employment with the Company on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree that, as of the Effective Date (as defined below), the Prior Agreement is hereby amended and restated and superseded in its entirety as follows. Any capitalized term used and not otherwise defined herein shall have the meaning given to such term in the Purchase Agreement.

Article 1. ENGAGEMENT AND DUTIES; DEVOTION OF TIME

1.1

Employment. Subject to the terms and conditions of this Agreement, the Company hereby employs Executive, and Executive hereby accepts employment with the Company for the Employment Term (as defined below).

1.2

Engagement and Duties. Executive shall serve as the Chief Executive Officer of the Company and, shall be responsible for the duties, responsibilities, power and authority normally and customarily attendant to such office. The Company acknowledges that the nature of the Business and the performance of the duties and responsibilities of Chief Executive Officer can be fulfilled by Executive remotely (via phone, email and/or other electronic means) during periods in which Executive is travelling on business or personal matters. Executive’s duties, responsibilities, power and authority shall include, without limitation, responsibility for the total management, operation, strategic direction and overall conduct of the Company as well as duties incidental to the position that are consistent with the needs of the Company or may be required by law. Notwithstanding the foregoing, Executive shall not cause the Company to take any strategic and material actions without prior approval in accordance with the terms of the amended and restated limited liability company agreement of the Company entered into by Purchaser and Rook Holdings, Inc. (“Rook”) and effective as of the Closing (the “New Operating Agreement”).

1.3	Other Business Activities.

1.3.1

Executive shall serve the Company faithfully and shall devote his reasonable best efforts to the performance of his duties. During the Employment Term Executive shall not render services of a business, professional or commercial nature to any other person, firm or corporation, except as provided in Section 1.3.2. Executive acknowledges and fully understands that by entering into this Agreement, he undertakes a fiduciary relationship with the Company and is therefore under an obligation to use due care and act, at all times, in the best interest of the Company.

1.3.2

Executive may continue in his role as the Chief Executive Officer of Draken International, Inc. (“Draken”), as the sole member of JDI Holdings, LLC (“JDI Holdings”), and the sole shareholder of Rook so long as such roles do not materially interfere with his duties as Chief Executive Officer of the Company. For purposes of this Section 1.3.2, “materially interfere” shall mean the inability of Executive to perform his duties as the Chief Executive Officer of the Company solely as a result of the performance of his duties as the Chief Executive Officer of Draken, as the sole member of JDI Holdings and the sole shareholder of Rook (subject to reasonable written notice detailing the nature of the purported material interference and an opportunity to cure). The Company confirms that it has reviewed the duties and activities that Executive is performing as Chief Executive Officer of Draken, as the sole member of JDI Holdings and as the sole shareholder of Rook and the time spent performing such duties and activities, in each case as of the date of this Agreement and as described on Appendix A to this Agreement, and agrees that such duties and activities, and any substitute duties and/or activities that are substantially similar in nature and scope (including the time spent performing such duties and activities), will not materially interfere with Executive’s performance of his duties as Chief Executive Officer of the Company.

1.4

Representation and Warranty. Executive represents and warrants to the Company that he is not subject to any restrictive covenant, covenant not to compete, contract or other agreement that would limit or prohibit him from rendering the services and performing the duties and responsibilities required of him hereunder. Executive also represents that he is not employed by any entities or businesses other than the Company and Draken, and is not providing any other services to any entities other than JDI Holdings and Rook.

Article 2. COMPENSATION AND BENEFITS

2.1

Salary. During the Employment Term, the Company shall pay Executive a base salary in an annualized amount equal to $500,000. Executive’s base salary will be paid in regular installments in accordance with the Company’s normal payroll practices (subject to required withholdings).

2.2	Vacation. During the Employment Term, Executive shall be entitled to paid vacation of four (4) weeks per year in accordance with the Company’s then current vacation policy for such year.

2.3

Business Expenses. During the Employment Term, the Company may reimburse Executive for all reasonable and necessary business and/or travel expenses incurred and advanced by him in carrying out his duties under this Agreement, in accordance with the Company’s expense reimbursement policy as in effect from time to time. In connection therewith, the Company shall, consistent with past practice, continue to reimburse Executive for, or provide on Executive’s behalf, the business related expenses/items set forth on Appendix B to this Agreement; provided, that the maximum annual reimbursement amount in respect of all expenses/items set forth in Appendix B shall not exceed $200,000 without prior approval of the Purchaser Managers (as defined below). To the extent taxable, the following rules (and any other applicable rules of Treasury Regulation Section 1.409A-3(i)(1)(iv)) shall apply to all reimbursements under this Section 2.3: (i) the amount of expenses eligible for reimbursement during one taxable year of Executive shall not affect the amount of expenses eligible for reimbursement during any subsequent taxable year of Executive; (ii) all reimbursements shall be made no later than the last day of Executive’s taxable year immediately following the taxable year in which the expense is incurred; and (iii) Executive’s right to reimbursement shall not be subject to liquidation or exchange for another benefit.

2.4

Employment Benefits. During the Employment Term, Executive shall be entitled to participate fully in any other benefit plans, programs, policies and fringe benefits which may be made available from time to time to the Company’s employees generally, including, without limitation, disability, medical, dental, optical and life insurance and benefits under a company savings plan, in accordance with the terms thereof. Executive acknowledges that the Company reserves the right to cancel or change such plans, programs, policies and fringe benefits at any time without any prior or further notice to Executive or any other action; provided that such cancellation or change applies to all employees of the Company.

2.5

Executive Benefits. The Company shall maintain Directors and Officers Insurance for which Executive shall be named as an Officer so long as he serves as Chief Executive Officer of the Company pursuant to this Agreement.

Article 3. TERM AND TERMINATION

3.1

Term. The effectiveness of this Agreement is contingent upon the occurrence of the Closing and if the Closing does not occur, then this Agreement shall not become effective and shall be null and void and of no force or effect. The term of this Agreement shall be in effect beginning on the date that the Closing occurs (the “Effective Date”) and continue for a period of five (5) years (the “Initial Term”), subject to the right of the parties to terminate this Agreement as provided herein. The term of this Agreement shall automatically renew for successive one (1) year periods (each a “Renewal Term”) unless Executive provides the Company with written notice of his intent not to renew the Agreement at least ninety (90) days prior to the expiration of the then-current term. The Initial Term and any successive Renewal Term(s) shall hereinafter collectively be referred to as the “Employment Term”.

3.2

Termination. All authority given to the Company or the Board of Managers of the Company (the “Board”) pursuant to this Section 3.2 shall be exercised exclusively by, and any action to be taken by the Company or the Board pursuant to this Section 3.2 may be taken exclusively upon the express authorization of, the Managers of the Board appointed by Purchaser (the “Purchaser Managers”) acting on behalf of the Company or the Board, as applicable.

3.2.1

Termination Upon Death or Disability. Executive’s employment with the Company will terminate automatically upon Executive’s death. If Executive is unable to perform his duties as the result of a Disability prior to the expiration of the Employment Term, the Company may terminate Executive’s employment upon thirty (30) days’ prior written notice to Executive. For the purpose of this Agreement, Executive shall be deemed to have suffered a disability (“Disability”) if he is unable to substantially perform his duties with or without a reasonable accommodation by reason of any medically determinable physical or mental impairment which can be expected to result in death, or which has lasted, or can be expected to last, for not less than ninety (90) days (whether or not occurring consecutively) during any period of twelve (12) consecutive months, with such determination of whether Executive is subject to a Disability to be made in good faith by the Board after consultation with a physician who has examined and diagnosed Executive.

3.2.2

Voluntary Termination. Executive shall have the absolute right to terminate this Agreement, at any time, with or without reason, upon thirty (30) days’ written notice to the Board (a “Voluntary Termination”).

3.2.3

Termination for Cause. The Company may terminate this Agreement, at any time, for Cause (as defined below). For the purposes of this Agreement, “Cause” shall mean any of the following circumstances: (i) Executive’s fraud or embezzlement with respect to the Company; (ii) Executive’s breach of fiduciary duties to the Company; (iii) Executive’s unauthorized disclosure of Confidential Information of the Company; (iv) Executive’s willful and continuing failure to substantially perform his obligations under this Agreement after reasonable written notice detailing such failure and an opportunity to cure; (v) Executive’s conviction or plea of nolo contendere or guilty in respect of a felony; (vi) Executive’s willful and material breach of this Agreement or the New Operating Agreement (inclusive of the restrictive covenants contained in Article 4 of this Agreement and any restrictive covenants contained in the New Operating Agreement, such as a covenant not to compete or hire employees away from the Company) or willful and material action that is inconsistent with any provision of the New Operating Agreement (including, without limitation, any provision of the New Operating Agreement that gives Purchase the sole right to direct or cause the Company to assert any right, performance any obligation or take any action), in each case, after reasonable written notice of such breach and an opportunity to cure; or (vii) Executive’s willful or grossly negligent misconduct that has resulted in a material adverse effect on the property, business, or reputation of the Company.

3.2.4

Termination without Cause. The Company may terminate this Agreement without Cause at any time after the date that the Purchaser has the right to appoint the majority of the Managers of the Board in accordance with the terms of the New Operating Agreement.

3.2.5

Effect of Termination. Upon any termination of this Agreement pursuant to this Article 3, the Company shall not have any further liability or obligation to Executive under this Agreement, except to pay Executive (or, Executive’s beneficiary(ies) or estate in the event of Executive’s death) any unpaid base salary due (and accrued vacation pay) up to the date of termination. Such amount(s) shall be paid within thirty (30) days following the date of termination and no later than the date required by applicable law.

Article 4. RESTRICTIVE COVENANTS.

4.1

Non-Competition; Non-Solicitation. Executive acknowledges and agrees that (i) as an employee of the Company, he has possessed and learned, and shall in the future possess and learn, valuable trade secrets and other confidential or proprietary information relating to the Company and its Affiliates and their businesses and properties, (ii) Executive’s services to the Company are unique in nature, (iii) the Company’s business is international in scope, and (iv) the Company would be irreparably damaged if Executive were to provide services to any other person or entity in violation of the restrictions contained in this Agreement. Accordingly, as an inducement for the Company to enter into this Agreement, Executive agrees that during the period that he is employed by the Company and for a period of two (2) years thereafter (such period being referred to herein as the “Restricted Period”), Executive shall not, directly or indirectly, either for himself or for any other person or entity (whether as a shareholder, member, equityholder, officer, director, employee, partner, member, manager, trustee, agent, representative or otherwise):

4.1.1

take any action in connection with a Competing Business (as defined below) which might divert from the Company or its Subsidiaries (as defined below) any opportunity which would be (at the time of such action) within the scope of their business, including, without limitation, owning any stock, membership or partnership interest or other equity interest in, managing, controlling, rendering services, working or consulting for, or providing any financing or other assistance to, any Competing Business;

4.1.2

solicit or attempt to induce any person or entity who is or has been a customer or client of the Company or its Subsidiaries at any time during (i) the period of three (3) years prior to the Effective Date, (ii) the Employment Term, or (iii) the Restricted Period, to retain or employ the services of a Competing Business;

4.1.3

solicit or attempt to induce any person or entity who is or has been a customer, client, supplier or other business relation of the Company or its Subsidiaries, including independent sales organization owner, value add reseller, operator or agent, at any time during (i) the period of three (3) years prior to the Effective Date, (ii) the Employment Term, or (iii) the Restricted Period, to cease doing business with the Company;

4.1.4

take any actions which are calculated or intended to persuade any person or entity who is a director, manager, officer, employee or agent of the Company or its Subsidiaries to terminate his or her association with the Company or its Subsidiaries; or

4.1.5	solicit or hire any person or entity who is a director, manager, officer, employee or agent of the Company to perform services for any person or entity other than the Company;

provided, however, that nothing herein shall prohibit Executive from owning not more than 1% of the outstanding stock or other equity interest of any publicly traded entity engaged in the Business, so long as Executive is merely a passive investor and has no role in the operation or management of such person or entity.

“Competing Business” shall mean a business which engages or is making plans or intends to engage, in whole or in part, in the rendering of services which are competitive with, are similar to, may be used as substitutes for, or may detract from the services provided by the Company or any of its Subsidiaries at any time during (i) the period of three (3) years prior to the Effective Date, (ii) the Employment Term or (iii) the Restricted Period.

“Subsidiaries” shall mean any person or entity that is under the Control of the Company. “Control” means the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through voting securities, contract or otherwise.

4.2

Non-Disclosure of Confidential Information. Executive recognizes that, as an employee of the Company, he has possessed and learned and will possess and learn Confidential Information (as defined below). Accordingly, as an additional inducement for the Company to enter into this Agreement, Executive covenants and agrees that

4.2.1

during his employment with the Company, except as necessary in the performance of his duties hereunder, or at any time after the termination of his employment with the Company, Executive shall hold in strictest confidence and shall not, without the prior written consent of the Company, use for his own benefit or that of any third party or disclose to any person or entity, except to the Company or any employees of the Company, any Confidential Information. For purposes of this Agreement, and intending that the term shall be broadly construed to include anything protectable by the Company or any of its Affiliates as a trade secret under applicable law, “Confidential Information” shall mean and include all information, and all documents and other tangible items which record information, relating to the operation, development, sale and marketing by the Company or any of its Affiliates of services or products from time to time, which at the time or times concerned are protectable by the Company or its Affiliates as a trade secret under applicable law, and which have been or are from time to time disclosed to or known by Executive, including, without limitation, the following especially sensitive types of information relating to the operation, development sale and marketing of services or products by the Company or its Affiliates:

4.2.1.1

information concerning the Company’s or its Affiliate’s business, including cost information, profits, sales information, accounting and unpublished financial information, business plans, markets and marketing methods, customer/client lists and information, including, the identity and particular needs of customers/clients, purchasing techniques, supplier lists and supplier information and advertising strategies;

4.2.1.2	information concerning the employees (including Executive), including their salaries, bonuses, other compensation, strengths, skills and weaknesses, and the terms of this Agreement;

4.2.1.3	information submitted by the Company’s or its Affiliate’s customer/clients, suppliers, employees, consultants or co-venturers for study, evaluation or use;

4.2.1.4	information relating to the Company’s or its Affiliate’s independent sales offices including their identity, location and amount of their business;

4.2.1.5

any other information not generally known to the public which, if misused or disclosed, could reasonably be expected to adversely affect the Company’s or its Affiliate’s business; provided, however, that Confidential Information shall not be deemed to include any of the foregoing which (A) is generally available to the public other than as a result of Executive’s fault or the fault of any other person known by Executive to be bound by a duty (contractual or otherwise) of confidentiality to the Company or its Affiliates (or, if applicable, any of its successors or assigns); or (B) is required by law or court order or subpoena to be disclosed by Executive, provided that Executive gives the Company prompt advance written notice of such requirement and cooperates with any attempt by the Company to eliminate, limit or reduce such requirement so as to minimize disclosure or, otherwise protect its rights and interests.

4.2.2

Executive agrees not to remove any property or information of the Company or its Affiliates from the Company’s premises, except in discharge of his duties or when otherwise authorized by the Company. Executive (or if Executive is deceased, his personal representative) shall promptly, following a request therefore from the Company, return to the Company, without retaining copies, all tangible items which are or which contain Confidential Information and Executive shall, upon demand by the Company, promptly return all Company-issued equipment, supplies, accessories, vehicles, keys, instruments, tools, devices, computers, cellphones, pagers, materials, documents, plans, records, notebooks, drawings or papers and other personal property belonging to the Company. Upon request by the Company, Executive shall certify in writing that all copies of information subject to this Agreement located on Executive’s computers or other electronic storage devices have been permanently deleted; provided, however, Executive may retain copies of documents relating to the Company’s employee benefit plans applicable to

Executive and income records to the extent necessary for Executive to prepare Executive’s tax returns. Nothing contained herein shall limit the Company’s rights under statutory or common law, including, without limitation, laws related to trade secrets, which may provide for other restrictions or rights on use or disclosure for the benefit of the Company or its Affiliates.

4.2.3

At the request of the Company made at any time or from time to time hereafter, at the Company’s expense, Executive (or if Executive is deceased, his personal representative) shall make, execute and deliver all applications, papers, assignments, conveyances, instruments or other documents and shall perform or cause to be performed such other lawful acts as the Company may reasonably deem necessary to implement any of the provisions of this Agreement, and shall give testimony and cooperate with the Company or its Affiliates and their employees, agents and representatives in any controversy or legal proceedings involving the Company, any of its Affiliates or their employees, agents and representatives with respect to any Confidential Information.

For purposes of this Agreement, “Affiliate” shall mean and include any person or entity, which Controls a party, which such party Controls or which is under common Control with such party.

4.3

Work Made for Hire. In the course of his duties, Executive may create intellectual property rights in his work product that may be capable of protection under the copyright, trademark or patent laws of the United States or another country (the “Work Product”). The parties agree that any intellectual property rights in Work Product created by Executive shall be deemed WORKS MADE FOR HIRE and shall belong to and be the exclusive property of the Company. This shall include any rights created by 17 USC Section 201(b) as it relates to the Company’s ownership of copyrights created by this Agreement. Executive further agrees to waive any and all claims for compensation or benefits derived from the creation, use or sale of such Work Product by the Company and shall execute all documents required to evidence ownership of said Work Product by the Company at the Company’s request. In addition, Executive shall not be granted any type of license to use any work product for his own benefit. If for any reason, the Work Product is not considered a work made for hire under applicable law, Executive does hereby assign and transfer to the Company, its successors, and assigns, the entire right, title and interest in and to the copyright, patent, and trademarks in the Work Product and any registrations and copyright, patent or trademark applications relating thereto and any renewals and extensions thereof; in and to all works based upon, derived from, or incorporating the Work Product; in and to all income, royalties, damages, claims and payments now or hereinafter due or payable with respect to the Work Product, and in all causes of action, either in law or in equity for past, present, or future infringement based on the copyrights, patents or trademarks, and in and to all rights corresponding to the foregoing throughout the world. Executive agrees to execute all papers and to perform such acts as the Company may deem necessary to secure for the Company or its designee the rights herein assigned.

Article 5. MISCELLANEOUS

5.1

Injunctive Relief. Executive acknowledges and agrees that in the event of a breach or threatened breach of any of the provisions of Section 4.1, Section 4.2 or Section 4.3, the Company shall have no adequate remedy at law and shall therefore be entitled to enforce each such provision by temporary or permanent injunctive relief or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damages, posting any bond or other security, and without prejudice to any other remedies which may be available at law or in equity to the Company. Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum. Each of Executive and the Company hereby agrees that registered mail shall suffice for service of process and hereby waives any objection which such party may have based upon imperfect service (provided actual or constructive notice is received).

5.2	Indemnification. The Company shall indemnify Executive to the full extent provided in the New Operating Agreement in connection with his activities as an officer of the Company.

5.3

Notices. All notices, requests, demands and other communications (collectively, a “Notice”) given or made pursuant to this Agreement shall be in writing and shall be given by personal delivery with confirmation of receipt, by recognized overnight courier, by facsimile or email (in each case with confirmation of receipt) or by registered or certified mail, return receipt requested, postage and fees prepaid, to the parties at their addresses set forth below. Any Notice shall be deemed duly given when received by the addressee thereof; provided that any Notice sent by registered or certified mail shall be deemed to have been duly given five (5) days after the date of deposit in the United States mail, unless sooner received. Any of the parties to this Agreement may from time to time change its address for receiving Notices by giving written notice thereof in the manner set forth above.

To the Company: Harbortouch Payments, LLC 2202 N. Irving Street Allentown, PA 18109 Attn: Jordan Frankel Facsimile #: ###-###-#### Email Address: #######@##########.###	To Executive: Jared Isaacman ## ####### #### ##### ##, ##### Facsimile #: N/A Email Address: #####@#######.###

With a copy to:

Searchlight Capital Partners, LLC
745 5th Avenue, 27th Floor
New York, NY 10151
Attention: ######### ####
                 ##### ##########
Facsimile: (###) ###-####
Email: #####@##########.###
##########@##########.###

With a copy to:

Chiesa Shahinian & Giantomasi PC
One Boland Drive
West Orange, NJ 07052
Attn: ##### ####, ###. /
#### #. #######, ###.
Facsimile: (###) ###-#### / (###) ###-####
Email: #####@######.### /
########@#####.###

5.4

Entire Agreement. This Agreement, including all appendices hereto, and the New Operating Agreement together contain the sole and entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, relating to the subject matter of this Agreement are superseded by this Agreement and the New Operating Agreement.

5.5

Governing Law; Forum Selection. Section 14.8 (Governing Law) and Section 14.15 (Judicial Proceedings) of the New Operating Agreement are incorporated herein by reference and shall apply to this Agreement as if set forth at length herein, mutatis mutandis.

5.6

Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provisions shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

5.7	Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions or interpretation of this Agreement.

5.8

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

5.9

Attorneys’ Fees. If any action is brought concerning any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party in such action shall be entitled to reasonable attorneys’ fees and costs in such action in addition to any other relief to which it may be entitled.

5.10

Waiver. Waiver by either of the parties of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereof.

5.11

Amendment. This Agreement may be amended, modified, superseded or cancelled, in whole or in part, only by a written instrument executed by Executive and by a representative of the Company (other than Executive) acting by express authorization of the Purchaser Managers.

5.12

Assignment. In as much as the Agreement provides for the rendering of personal services by Executive, Executive may not assign his obligation or duties under this Agreement, and any attempted or purported assignment or any, delegation of Executive’s duties or obligations arising under this Agreement to any third party or entity shall be deemed to be null and void, and shall constitute a material breach by Executive of his duties and obligations under this Agreement.

5.13

Binding Effect. This Agreement will be binding upon and inure to the benefit of: (i) the heirs, executors and legal representatives of Executive upon Executive’s death, and (ii) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For the purposes of this paragraph, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

5.14

Rule of Construction. In the event of any dispute between the parties, there shall not be employed the rule to construe ambiguity against the draftsman. This Agreement has been fully negotiated between the parties.

5.15	Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

5.16

Section 409A. This Agreement is intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed in a manner consistent with such intent. For purposes of this Agreement, each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short-term deferral period” as defined in Section 409A will not be treated as deferred compensation unless applicable law requires otherwise. Without in any way limiting the generality of the foregoing, all payments of compensation hereunder are intended to be exempt from the requirements of Section 409A under the short-term deferral rule set forth in Treasury Regulation Section 1.409A-1(b)(4) and/or the separation pay exemption set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii), as applicable, to the maximum extent provided thereunder, and the provisions of this Agreement shall be construed accordingly. Neither the Company nor Executive will have the right to accelerate or defer the delivery of any payments or benefits that constitute deferred compensation under Section 409A except to the extent

Section 409A specifically permits or requires. Payments of any compensation that constitutes deferred compensation under Section 409A and that is paid by reason of Executive’s termination of employment with the Company shall be made to Executive only if such termination of employment with the Company constitutes a “separation from service” under Section 409A (applying the default rules thereof). Notwithstanding the foregoing, the Company shall not be liable to Executive or any other person or entity if the Internal Revenue Service or any court or other authority having jurisdiction over such matters determines for any reason that any payments or benefits to be provided hereunder are subject to taxes, penalties or interest as a result of failing to comply with Section 409A.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, this Agreement has been made and entered into as of the date and year first above written.

Harbortouch Payments, LLC

By:	/s/ Jordan Frankel
Name: Jordan Frankel
Title: General Counsel

Executive

/s/ Jared Isaacman
Jared Isaacman

[Signature Page – Amended and Restated Executive Employment Agreement]

Appendix A

Duties and Activities as Chief Executive Officer of Related Entities

1. Draken International, Inc.

Description of Duties and Activities: As chief executive officer, Executive is responsible for:

•	Development and overseeing the strategic vision and direction of Draken including but not limited to developing business strategy, investigating mergers & acquisitions, or other forms of partnerships;

•	the furtherance of Draken’s stature in the commercial air services industry;

•	the acquisition of aircraft and related equipment;

•	the negotiation of strategic company agreements;

•	ensuring company adherence to the budget

•	the oversight and review of business development initiatives.

•	attendance at industry trade shows and events;

•	attendance at significant business development meetings

•	maintaining Draken’s overall relevance and reputation as a leader in the defense industry;

•	occasional recruitment and management of executive management; and

•	any other duties as reasonably determined by the Board

Time Commitment: Approximately 10 to 20 hours per 7 day work week. In addition, the position includes 2-3 business related trips per month, which are usually scheduled to fall on a long weekend. Draken related travel does not usually impact Executive’s ability to respond to emails, calls, or other Harbortouch business related matters.

2. JDI Holdings, LLC

Description of Duties and Activities: Executive is the sole member of JDI Holdings, which is a non-operating holding company formed for the purpose of investment and acquisitions specifically in the commercial aircraft space.

Time Commitment: Minimal; no impact of performance of duties on behalf of Company.

3. Rook Holdings, Inc.

Description of Duties and Activities: Executive is the sole shareholder of Rook, which is a non-operating holding company formed for the purpose of holding certain of Executive non-commercial aircraft investments, including the ownership interest in the Company.

Time Commitment: Minimal; no impact of performance of duties on behalf of Company.

Appendix B

Business Related Expenses

1.	Two (2) automobile leases.

2.	Automobile insurance.

3.

Premiums for the following three life insurance policies owned by Executive as of the date of this Agreement: (i) Policy Number ######## with Pruco Life Insurance, (ii) Policy Number ######### with Security Mutual Life, and (iii) Policy Number ######### with Security Mutual Life.

4.	Home office expenses.

5.	Cell phone.

6.	Computer/Laptop.